Exhibit 99.1

          Green Star Mining Corporation Successfully Completes Reverse
           Merger With Fast Growing Provider of Customized Vocational
                  Education in China And Expects To Be Renamed
                            HQ Global Education Inc;
            2009 Revenues Grew 25.4% to $36.1 Million And Net Income
       Increased 36.8 % to $10.7 Million Compared With Prior Year Results

     * Mr. Guangwen He, a Leader in China's Vocational Education Industry, Named Chairman and CEO
     *    Five New Directors Appointed
     * Strong Growth Outlook For Customized Education Buttressed By China's Skilled Blue Collar Personnel Shortage and Close Cooperation With Local Enterprises Resulting in 100% Employment Rate of All Graduates


NINGXIANG COUNTY, HUNAN PROVINCE, CHINA- February 12, 2010-GREEN STAR MINING CORP. ("THE COMPANY") (OTC BB: GSTR) announced today that it has successfully completed a reverse merger with Risetime Group Limited ("Risetime") on February 11, 2010. Risetime consolidates the operation of one of China's leading providers of customized or "order-oriented" vocational education under the widely known "HQ" brand. Risetime and its subsidiaries control and operate eight HQ schools through a series of certain exclusive contractual agreements. In cooperation with 120 participating employers, HQ schools provide the skilled workers these enterprises require which results in a 100% employment rate for all of its graduates.

The reverse merger is described in detail in the 8-K filed today by the Company with the U.S. Securities and Exchange Commission.

HQ GLOBAL EDUCATION INC. ("HQ")

As of the first semester of 2010, a faculty and support staff of nearly 2800 served a total of approximately 32,238 HQ students from 21 provinces throughout China. They are taught a wide range of vocational skills in approximately 60 programs in 17 technical career categories at eight vocational schools in the Sichuan and Hunan Provinces. These operations now constitute the primary operations of the Company, which anticipates changing its name to HQ Global Education Inc., upon obtaining the necessary approvals. Following the reverse merger, the Company has 33 million shares outstanding and will continue to trade on the US OTC Bulletin Board with the same symbol until the Company formally changes its name.

STRATEGY FOR CONTINUING GROWTH

Mr. Guangwen He, the newly named Chairman and CEO of the Company, and founder of the vocational school in 1994, is widely recognized in China as a leader in technical education to help meet the shortage of skilled workers in the country's rapidly growing economy as well as to provide employment opportunities to poor students coming from China's western countryside. Long a leading proponent and innovator in "order-oriented" education, Mr. He has guided the growth of HQ and sees a continuing significant growth opportunity ahead in helping to meet the severe shortages of skilled blue collar workers in a variety of industries throughout China. For his outstanding contributions to the advancement of Chinese vocational education, Mr. He has been awarded the high honor of Special Government Allowance by the State Council of China.

"Entering 2010," Mr. He said, "we anticipate continuing strong growth as we expand our student enrollment capacity with the planned physical expansion of several of our existing teaching facilities, and we also focus in particular on obtaining agreements for new mariner training facilities in several coastal cities to meet the very strong demand in the popular maritime field for skilled personnel."

Mr. He added, "We also will be building a program for distributing throughout China our proprietary teaching materials which we believe will become another source of revenue over time. It is important that we also continue to enhance awareness of our HQ brand to attract new students and industry partners. HQ has become increasingly synonymous throughout China with superior training to meet employer needs and for producing outstanding technical specialists with immediate jobs and fulfilling career opportunities."

STRONG INCREASES IN 2009 REVENUES AND NET INCOME

In 2009, the Company reported that revenues generated mainly by tuition, as well as fees from students and their prospective employers--climbed 25.4% to $36.1 million as compared with revenues of $28.8 million for the year ended December 31, 2008. As margins grew, net income for the year ended December 31, 2009 was $10.67 million, up $2.87 million or 36.8% from the same period in 2008. At year end 2009, the Company's cash and cash equivalents were approximately $5.6 million.

NEW DIRECTORS AND OFFICERS

In addition to Mr. He, who was named Chairman and Chief Executive Officer of the Company, the new five-member Board includes three outside directors-- Mr. Erik Vonk, Mr. Junming Peng and Mr. Shaozeng Wang. Also named to the Board is Ms. Yabin Zhong, Vice-principal of Changsha Huanqui Vocational Secondary School. Additionally, Mr. Yunjie Fang has been appointed Chief Financial Officer and Treasurer of the Company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Mr. Guangwen He
Chairman and Chief Executive Officer
Tel: (86 731) 87828601
Fax: (86 731) 87828601

IN THE U.S.

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727